Exhibit 99.1

NEWS RELEASE

Contact:   Michael Kady

For Release:   Immediately

1-800-345-9680

Quipp, Inc. Announces Third Quarter Results

Miami, FL, November 10, 2005 – Quipp, Inc. (NasdaqNM: QUIP) announced today consolidated financial results for the third quarter and nine months ended September 30, 2005.  The financial results reflect the operations of Newstec, Inc. from August 10, 2005, the date Newstec was acquired by the Company.

Third quarter net income totaled $303,000 ($0.21 per basic and fully diluted share) compared to a loss of $28,000 ($0.02 per basic and fully diluted share) during the same period of a year ago.  Revenues for the quarter amounted to $7,069,000, reflecting a 33% increase over the $5,308,000 recorded in the same three-month period of 2004.

For the nine months ended September 30, 2005, net income amounted to $587,000 ($0.41 per basic and fully diluted share) versus $213,000 ($0.15 per basic and fully diluted share) through the first three quarters of 2004.  Revenues for the nine-month period were up 13%, reaching $20,784,000 this year compared to $18,394,000 for the same period of a year ago.

Michael Kady, Quipp’s President and Chief Executive Officer, stated:  “Net sales at our Quipp Systems, Inc. subsidiary were relatively flat in the third quarter, showing a 1% decrease from the same period last year.  All of our third quarter growth was related to the addition of Newstec’s results for the last 50 days of the quarter.  Also, the inclusion of Newstec sales significantly enhanced our nine month revenue comparison, as Quipp Systems’ net sales for the period were up a more modest 3% from 2004 to 2005.”

Mr. Kady also noted that:  “Net income for the three-month and nine-month periods in 2005 were affected by two unusual events. Specifically, income was enhanced by approximately $235,000 due to a favorable settlement with the U.S. Export-Import Bank relating to a dispute regarding a 2000 shipment to a customer in Chile.  In addition, income increased by roughly $207,000 due to an adjustment to our tax accrual related to a favorable settlement of certain state tax liabilities.  On the other hand, our gross margin percentage was adversely affected by the purchase accounting write-up of Newstec’s inventory on the date of acquisition, resulting in higher cost-of-sales by $187,000.”

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(000's omitted, except per share data)
Net Sales	$7,069	$5,308	$20,784	$18,394

Net Income (Loss)	$303	$(28)	$587	$213

Basic and Diluted earnings (loss) per share	$0.21	$(0.02)	$0.41	$0.15

The Company’s balance of cash and marketable securities as of September 30, 2005 amounted to $5,166,000 compared to $8,739,000 on December 31, 2004, reflecting the effect of the purchase of Newstec.  Mr. Kady stated that, “We continue to emphasize operating cash generation in all aspects of managing our business.  Internally generated cash will play an important role in funding future growth.”

As a result of the Newstec acquisition, reported net income is affected to a greater extent by charges related to the amortization of intangible assets.  Therefore, the Company has decided to include EBITDA information in this and future financial press releases.  Management believes that the presentation of EBITDA will be useful to investors because it will assist them in evaluating management’s performance in connection with the Company’s core operations excluding the non-cash charges related to depreciation and amortization that are not reflective of the day-to-day operations of the Company, as well as net interest and income taxes.

The following table provides a reconciliation of net income to EBITDA for the three-month and nine-month periods ended September 30, 2005 and 2004.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
(000's omitted)
Net Income	$303	$(28)	$587	$213

Add (Deduct):
Net Interest Income	(37)	(29)	(126)	(153)
Income Taxes	4	(16)	194	129
Depreciation	60	69	179	205
Amortization	81	41	139	116

EBITDA	$411	$37	$973	$510

With regard to general market conditions in the newspaper industry, Mr. Kady cautioned that:  “Published reports indicate that, in the aggregate, newspapers continue to experience disappointing growth rates in advertising revenues as well as declining circulation.  During the current year, these trends have had an adverse effect on demand for products and services from post-press equipment suppliers.  Excluding Newstec, Quipp’s backlog has contracted over the course of the first nine months and a significant portion of our present workload is scheduled for delivery in 2006.  Accordingly, we do not anticipate a strong fourth quarter in 2005.”

Quipp Systems, Inc. backlog on September 30, 2005 totaled $5,423,000, reflecting a reduction from $8,631,000 at December 31, 2004.  Backlog of Newstec products on September 30, 2005 amounted to approximately $4,298,000, resulting in a total Company backlog at the end of the third quarter of $9,732,000.  Quipp Systems, Inc.’s new orders for the three months ended September 30, 2005 totaled $6,438,000 compared to $3,983,000 during the same period of a year ago.  Newstec’s new orders from the date of acquisition, August 10, 2005, through September 30, 2005 totaled $1,486,378.

Quipp, Inc., through its subsidiaries, Quipp Systems, Inc. and Newstec, Inc., designs, manufactures and installs material handling systems and equipment to facilitate the automated inserting, assembly, bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that address, among other things, the utilization of internally generated cash and anticipated fourth quarter 2005 performance.  Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, our inability to compete effectively for new orders, cancellation of orders, and delays in shipments and installations.  We undertake no obligation to update forward looking statements.